Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

Contact:	Douglas Ian Shaw Corporate Secretary (631) 727-5667	4 West Second Street Riverhead, NY 11901 (631) 727-5667 (Voice) -(631) 727-3214 (FAX) invest@suffolkbancorp.com

SUFFOLK BANCORP ANNOUNCES EDGAR F. GOODALE AS ACTING CHAIRMAN

AND J. GORDON HUSZAGH AS ACTING PRESIDENT AND CEO

Riverhead, New York, August 07, 2008, — Suffolk Bancorp (NASDAQ - SUBK) announced that Thomas S. Kohlmann, Chairman, President and Chief Executive of Suffolk Bancorp, has requested a temporary leave of absence in connection with his personal health. The Board of Directors today granted that leave and appointed Edgar F. Goodale, currently Lead Director, as Acting Chairman; and J. Gordon Huszagh, currently Executive Vice President and Chief Financial Officer, as Acting President and Chief Executive Officer, both effective immediately. Mr. Kohlmann remains active as a director.

Mr. Kohlmann commented, “An accomplished businessman in his own right, Mr. Goodale has served on Suffolk’s Board since 1989 and as Lead Director for the past two years. He is intimately familiar with the Company’s strategy and policy in all areas, and eminently qualified to lead the Board in my absence.”

He went on to say, “It was also my wish that Gordon Huszagh serve as chief executive while I am away from Suffolk. He has been with Suffolk for 25 years, and Chief Financial Officer for the past nine years. Like Mr. Goodale, he has thorough understanding of Suffolk’s approach to banking, as well as the mechanics behind it. I feel confident that Suffolk is in the best of hands, and that it will continue in its long tradition of prudence and profitability.”

Messrs. Goodale and Huszagh stated jointly, “We are honored by the confidence expressed in us today by Mr. Kohlmann and our Board. We wish Tom the best as he recuperates, and will endeavor to live up to the trust he and the Board have placed in us.”

Suffolk Bancorp is a one-bank holding company engaged in the commercial banking business through the Suffolk County National Bank, a full service commercial bank headquartered in Riverhead, New York. “SCNB” is Suffolk Bancorp’s wholly owned subsidiary. Organized in 1890, the Suffolk County National Bank has 29 offices in Suffolk County, New York.

Safe Harbor Statement Pursuant to the Private Securities Litigation Reform Act of 1995

This press release may include statements which look to the future. These can include remarks about Suffolk Bancorp, the banking industry, and the economy in general. These remarks are based on current plans and expectations. They are subject, however, to a variety of uncertainties that could cause future results to vary materially from Suffolk’s historical performance, or from current expectations. Factors affecting Suffolk Bancorp include particularly, but are not limited to: changes in interest rates; increases or decreases in retail and commercial economic activity in Suffolk’s market area; variations in the ability and propensity of consumers and businesses to borrow, repay, or deposit money, or to use other banking and financial services; and changes in government regulations.

# # # # #